Exhibit 10.20

WORLD WIDE MOTION PICTURES CORPORATION
EXECUTIVE'S
EMPLOYMENT CONTRACT

AGREEMENT mode this 20th day of  October, 1983 by and between  WORLD WIDE MOTION PICTURES CORPORATION (hereinafter referred to as "Employer") and PAUL D. HANCOCK (hereinafter referred to as "Chief Executive").

W I T N E S S E T H :

FOR and in consideration of the terms and covenants hereinafter set forth, the parties hereby agree as follows;

1.    Engagement and duties

A.    Employer hereby employs Chief Executive to render his services as herein. required during the term of this agreement, and Chief Executive hereby accept such employment and agrees to keep and perform all of the duties, obligations and agreements assumed and entered into by him hereunder.

B.    Chief Executive agrees that during the term of this agreement he will serve as President and Chief Executive Officer of employer and in this capacity will be exclusively In charge of all of the Employer's business, Chief Executive shall perform such executive duties as are normally and ordinarily performed by heads of businesses in accordance with all reasonable policies of the Employer's Board of Directors.

C.    The Employer recognizes that the performance of Chief Executive's duties will require him to travel. Employer will therefore provide and/or reimburse Chief Executive for all travel and living expenses as may be incurred by Chief Executive In his best business judgment and in the best business Interests of Employer as reasonable and necessary in the proper performance of Chief Executive's duties.

D.    Chief Executive, at his sole discretion, may elect at any time to assume the position, duties, or responsibilities, of any office or job employed by the Employer at compensation commensurate with the position and office assumed,

2.    Term of Employment

A.    The term of Chief Executive's employment shall be deemed to have commenced on August 1, 1977 and shall continue for a term of thirty-five (35) years with an option to renew for an additional term of ten (10) years at the sole discretion of Chief Executive.

B.    Chief Executive may take a leave of absence without compensation from time to time at his sole discretion for periods of no longer then one year at a time.

3.    Fixed Compensation

A.    Employer agrees to pay to Chief Executive a salary of Eighty-Five Thousand ($85,000.00) Dollars per year, in equal monthly installments.

B.    Chief Executive's base salary set forth in Paragraph 3.A. above Shall be increased each year by the greater of (a) Fifteen Thousand ($15,000.00) Dollars or (b) the proportionate increase in the Consumer Price Index published by the  U.S. Government Department of Labor, Bureau of Labor Statistics (the "CP Index") over the amount of the CP index published immediately prior to the prior anniversary date. For purposes hereof, the CP Index shall mean the Consumer Price Index for all items for the Metropolitan Los Angeles area; and in the event that the compilation and publication of that index or subsequent index shell be discontinued, Employer are Chief Executive shall, by agreement, select an alternative index or method to compute the incense in the cost of living in the Metropolitan Los Angeles area.

4.    Business Expenses Benefits and insurance

A.    During the term of this agreement, Chief Executive shall be authorized to incur reasonable expenses (including without limitation, business related travel and entertainment) in the conduct of Employer's business. Employer agrees to reimburse Chief Executive for all such expenses upon presentation by Chief Executive of an accounting with respect to such expenses, in conformity with Employer's then existing expense reimbursement policy.

B.    Employer shall at Employer's expense, furnish Chief Executive with (1) American-trade, luxury-type automobile of Chief Executive's choice (including taxes, gasoline, garage, maintenance, repairs and insurance) for use by Chief Executive for and in connection with Chief Executive's performance of his duties hereunder.  Each two years of the term of this agreement thereafter Chief Executive shall, at Chief Executive's request, be furnished with a new model American -made, luxury-type automobile to replace the model then in use by him.

C.    Chief Executive shall be entitled during each year of the term of the agreement to a vacation in accordance with Employer's then standard employment practices, but in no event less than four (4) weeks, during which time the salary shall be paid in full.

D.    Chief Executive shall be entitled to participate in all employee benefit plans available for Employer's key executives, including at a minimum full and complete Health Care coverage and a major medical coverage.

E.    Employer agrees to obtain and maintain at Employer's expanse, a term policy of life insurance on Chief Executive's life, to be owned by Chief Executive or his designee, with benefits payable as the Chief Executive shall direct in the amount of Two Hundred and Fifty Thousand ($250,000.00) Dollars. Employer shall promptly furnish to Chief Executive a certificate of insurance evidencing the aforesaid policy and during the term of this agreement Employer shall furnish upon Chief Executive's request such further certificate to Chief Executive to show evidence that such policy continues to be in full force and effect.

F.    Chief Executive acknowledges and agrees that Employer has and shall have during the term of this agreement an insurable interest in Chief Executive's life and health and further acknowledges and agreed that Employer may, in its discretion, obtain and maintain, at Employer's expense and for its own account, one or more policies insuring Chief Executive's life or health, with the proceeds (if any) thereof payable exclusively to Employer, and that Chief Executive shall have no right or interest of any kind therein.

G.    Chief Executive shall cooperate fully with Employer and admit to such physical examinations and make such of his health and medical records available to Employer as shall be required by the Insurers to effectuate the purposes of Paragraphs E and F of this section.

5.    Percentile Compensation

In addition to the Chief Executive's fixed compensation hereinabove set forth, Employer shall pay or cause to be paid to Chief Executive the following amounts with respect to each motion picture, the initial development of which is commenced during the term of this agreements.

A.    One and one-half (1 ½) percent of Employer's gross receipts with respect to each such motion picture of any subsidiary or ancillary rights therein or thereto. For purposes hereof, the term gross receipts shall refer to all sums either received by Employer by reason of its direct disposition of rights or credited to the Employer's account by any distributor, sub-distributor, sublicensee or selling agent but in either case prior to the deduction of any fees of other expenses. Where  rights are exploited through a distributor,  sub-distributor, sub-licensee or selling agent, Chief Executive’s interest, as aforesaid, shall be paid directly to Chief Executive by such  party. In  addition thereto,

B.    Two and one-half (2 ½ ) percent of Employer's net receipts in respect of each such motion picture of any subsidiary or ancillary rights therein and thereto. For purposes hereof, the term net receipts shall refer to all sums actually received by the Employer after deduction of all fees or other expenses directly allocable to such  receipts.

C.    One (1) percent of Employer gross profits  on  all Employer's business and investment activities.

The foregoing compensation shall continue to be paid to Chief Executive following the termination of this agreement, with respect to each motion picture hereinabove described, for the duration of the exploitation thereof or any subsidiary or ancillary rights therein and thereto.

6.          Continuation of Chief Executive’s Services

Notwithstanding anything elsewhere contained herein, it is expressly agreed that if at the time of the expiration of this agreement the Chief Executive is engaged in the rendition of any of his required services hereunder in connection with any matter or thing not than completed, and if the Employer shall not then have exercised an option for the further services of the Chief Executive for a further period, then and in that event the Chief Executive's employment hereunder, at the option of the Employer may be continued and extended, at the same rate of salary and upon the same conditions as shall be operative hereunder immediately prior to the time of such expiration, until the completion of such of the Chief Executive's required services hereunder as the Employer may desire In connection therewith, not exceeding sixty (60) days.

7.    Disability

If by reason of physical disability, Chief Executive shall be incapacitated from fully performing his obligations hereunder for a period of one hundred twenty (120) consecutive days or one hundred fifty (150) days (nonconsecutively) in any consecutive 12-month period, the Employer may, upon written notice to Chief Executive, terminate this agreement, without prejudice to Chief Executive's right to receive his fixed compensation and his percentile compensation herein set forth thereafter in accordance with Paragraph 5 above through the term of this agreement end any option period.

8.    Notices

All notices which either party desires or is required to give to the other pursuant to or relating to this agreement shall be in writing and delivered personally to the noticed party and directed to the noticed party by postage pre-paid, certified mail, return receipt requested, at the respective addresses set forth below or to such other addresses as the noticed party shall have previously properly notified the noticing party:

IF TO EMPLOYER:

World Wide Motion Pictures Corporation
c/o Chairman of the Board and Board of Directors

 with a copy to:            Dykema, Gossett, Spencer, Goodnow & Trigg
800 Michigan National Tower
Lansing, Michigan 48933

Attn: D. Daniel McLellan, Esq.

IF TO EMPLOYEE;

Mr. Paul O. Hancock
124 8th Street, #8
 Huntington Beach, CA 92648

with a copy to:     Helen Beutner
6084 Gulley Road
Dearborn Heights, Michigan 48127

9.    Construction; Etc.

A.    This agreement constitutes the parties' entire understanding and may not be modified except in writing signed by the party to be charged, and. all prior negotiations are merged herein.

B.    This agreement shall be construed in accordance with the laws of the State of California applicable to agreements entered into and wholly to be performed therein.

C.    No waiver in any instance by either party of any provision of this agreement shall be deemed a waiver thereof by such party of such provision in any other instance or waiver of any other provision hereunder in any instance.

D.    Chief Executive shall have the right to cause a certified public accountant to audit, inspect, copy and abstract Employer's books and records for the purpose of verifying the accuracy of any accounting and payment made to Chief Executive hereunder relating to any percentile compensation payable to him. If a material error shall be ascertained as a result of any such audit, the cost thereof, plus interest on the unpaid sum at the rate of two (2%) percent over the then generally prevailing prime rate  in Los Angeles, California, shall be paid by the Employer to the Chief Executive.

IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year fIrst above written'

/s/ Rodney C. Kropf Rodney C. Kropf Chairman of the Board World Wide Motion Pictures Corporation /s/ Paul D. Hancock Paul D. Hancock

/s/ Andy Kausse
Witness:

AGREEMENT

Amendment to Chief Executive's
Employment Contract

THIS AGREEMENT is entered into, effective as of March 1, 2006, between WORLD WIDE MOTION PICTURES CORPORATION, a Michigan corporation (the "Employer"), WORLD WIDE ENTERTAINMENT, INC., a Michigan corporation that is wholly owned subsidiary of the Employer (the "Subsidiary"), and PAUL D. HANCOCK ("Chief Executive"):

RECITALS:

R1           Employer and Chief Executive entered into an employment contract on October 20, 1983, with term effective as of August 1, 1977, a copy of which is attached hereto as "Exhibit A (the "Existing Contract").

R2           Employer entered into a Share Exchange Agreement dated October 14, 2006 (the "Share Exchange Agreement") with Buckeye Ventures, Inc. ("Buckeye") and its shareholders whereby the shareholders of Buckeye would acquire control of Employer.

R3           Pursuant to the Share Exchange Agreement, among other things: (a) Buckeye will become a wholly owned subsidiary of Employer; (b) Employer will change its name to "Buckeye Ventures, Inc."; (c) Subsidiary will change its name to "World Wide Motion Pictures"; (d) Employer will convey all the assets and operations related to its current motion picture and entertainment business to the Subsidiary; and (e) Chief Executive will become primarily responsible for the operations of the Subsidiary.

R4           Employer and Chief Executive wish to amend the Existing Contract.

THEREFORE, in consideration of the mutual terms and conditions set forth herein, the parties agree as follows:

I. Restatement and Amendment to the Existing Contract. The following subsections of the Existing Contract are hereby amended by replacing them in their entirety with the new subsections set forth below. Unless otherwise provided herein, all other provisions of the Existing Contract will remain in full force and effect.

Paragraph 1. Engagement and Duties.

Subsection B of Paragraph 1 of the Existing Contract is replaced with the following:

B. Chief Executive, Employer, and Subsidiary agree that during the term of this Agreement, Chief Executive will serve as President and Chief Executive Officer of Subsidiary, and in this capacity will be exclusively in charge of all of Subsidiary's business and operations. Chief Executive shall perform such executive duties as are normally and ordinarily performed by heads of businesses in accordance with all reasonable policies of the Board of Directors of Subsidiary.

Paragraph 2. Term of Employment

Subsection A of Paragraph 2 of the Existing Contract is replaced with the following:

A. Chief Executive, Employer, and Subsidiary agree that the term of Chief Executive's employment, which commenced on August 1, 1977, and was to continue for thirty-five (35) years with an option to renew for an additional ten (10) years, is changed to: continue for six (6) years from March 1, 2006. In addition, if the market price of Employer's common stock has not attained a minimum consistent price of $2.50 per share, for a twelve (12) month consecutive period, as traded on a national stock exchange, then Chief Executive will have the option, at his sole discretion, to continue his employment on the same then existing terms and conditions for an additional one (1) year.

Paragraph 3. Fixed Compensation

Subsections A and B of Paragraph 3 of the Existing Contract are replaced with the following:

A. Employer and Subsidiary agree, jointly and severally, to pay to Chief Executive from funds provided by Employer, in equal monthly installments, an initial base salary of ninety thousand dollars ($90,000) per year or an amount commensurate with the salaries of other senior executives of Employer, at the option of the Board of Directors.

B. Chief Executive's base salary set forth in paragraph 3(A) above shall be increased each year of the term of the Agreement by an amount determined by Employer's Board of Directors, but in no event less than twenty thousand dollars ($20,000) per year, which funds shall be provided by Employer.

Paragraph 4. Business Expenses, Benefits, and Insurance

Subsections E, H and I of Paragraph 4 of the Existing Contract are replaced with the following:

E. Employer and Subsidiary agree, jointly and severally, to obtain and maintain at Employer's expense, a term policy of life insurance on Chief Executive's life, to be owned by Chief Executive or his designee, with benefits payable as the Chief Executive shall direct in the amount of Five Hundred Thousand ($500,000) Dollars. Employer shall promptly furnish to Chief Executive a certificate of insurance evidencing the aforesaid policy and during the term of this agreement Employer shall furnish upon Chief Executive's request such further certificate to Chief Executive to show evidence that such policy continues to be in full force and effect. The policy shall be a 10 year term policy provided Chief Executive passes the insurer's standard physical.

H. Employer and Subsidiary agree, jointly and severally, that Chief Executive shall be allowed and entitled to participate in any pension plan offered by Employer and/or which is participated in by other executives of Employer, and:

I. Chief Executive shall be nominated and elected to the Board of Directors of Employer as Vice Chairman, serve on the Executive Committee of Employer's Board and shall remain on Employer's Board as Vice Chairman and on the Executive Committee of Employer's Board for the duration of his term of employment. Chief Executive shall be nominated and elected to the Board of Directors of Subsidiary, serve on the Executive Committee of the Subsidiary's Board and shall remain on the Subsidiary's Board and Executive Committee for the duration of the term of his employment.

Paragraph 5. Percentile Compensation

The following new Subsection D is added to Paragraph 5 of the Existing Contract:

D. Any references in this Paragraph 5 to Employer's "gross receipts", "net receipts" or "gross profits" from each motion picture, the initial development of which is commenced during the term of this Agreement, shall include the Subsidiary's "gross receipts", "net receipts" or "gross profits" from each motion picture that meets that requirement.

Paragraph 7. Disability

Paragraph 7 of the Existing Contract is deleted.

Paragraph 8. Notices

Paragraph 8 of the Existing Contract is replaced with the following:

All written notices, documents, certificates, securities, payments and/or reports permitted or requested to be delivered by any provisions of this Agreement shall be deemed delivered: (1) At the time delivered by hand, (2) One (1) business day after transmission by electronic means or (3) One (1) business day after placement in the United States Mail by registered or certified mail, return receipt requested, postage prepaid and addressed to the party to be notified at its most current principal business address of which the notifying party has been notified. All notices, documents, certificates, securities, payments and/or reports required by this Agreement shall be directed to Employer at the following address 1040 West Wind Way, Newport Beach, California 92660 or to such other places as Employer may direct from time to time; and to Chief Executive at the following address, 6246 Seabourne, Huntington Beach, CA 92648, or to such other places as Chief Executive may direct from time to time; and to Subsidiary at the following address, 2120 Main Street, Suite 180, Huntington Beach, CA 92648, or to such other places as Subsidiary may direct from time to time.

II. Employer, exclusive of Subsidiary, shall be primarily responsible for all financial obligations to Chief Executive, as set forth in this Agreement and the Existing Contract. If the assets of Employer, exclusive of Subsidiary, are not sufficient to satisfy these financial obligations to Chief Executive, then Subsidiary, at the option of Chief Executive, shall become responsible for satisfying these obligations to Chief Executive.

III. Notwithstanding the date the parties execute this Agreement, terms and provisions of this Agreement shall be effective on March 1, 2006, on the condition that the Closing as defined in the Share Exchange Agreement is effected.

EMPLOYER
WORLD WIDE MOTION PICTURES CORPORATION

/s/ Alan Mintz	Dated: February 22, 2006
Alan Mintz
Chairman of the Board of Directors

/s/ signature	Dated: February 22, 2006
Witness

CHIEF EXECUTIVE

/s/ Paul D. Hancock	Dated: February 22, 2006
Paul D. Hancock

/s/ signature	Dated: February 22, 2006
Witness

SUBSIDIARY
WORLD WIDE ENTERTAINMENT, INC.

/s/ Larry Epstein	Dated: February 22, 2006
Larry Epstein
Secretary of the Board of Directors

/s/ signature	Dated: February 22, 2006
Witness